                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 12.1


                                              Nine Months Ended                                          Seven Months Ended
                                                 September 30,           Years Ended December 31,            December 31,
                                             --------------------    -------------------------------    --------------------
                                               2003        2002        2002       2001        2000        2000        1999
                                             --------    --------    --------   --------    --------    --------    --------
EARNINGS:
Loss before income taxes                     $(23,627)   $(52,358)   $(61,955)  $ 12,469    $(66,837)   $ (8,974)   $(22,342)
Fixed charges                                   3,356       2,837       4,377      8,539       5,799       3,400       4,339
                                             --------    --------    --------   --------    --------    --------    --------
TOTAL EARNINGS                               $(20,271)   $(49,521)   $(57,578)  $ 21,008    $(61,038)   $ (5,574)   $(18,003)
                                             ========    ========    ========   ========    ========    ========    ========
FIXED CHARGES:
Interest expense                             $  3,142    $  1,743    $  3,124   $    695    $    973    $    627    $    480
Amortization of debt issuance costs               119          42          82        162          27          16          16
Estimated interest portion of rent expense         95         144         191        164         171         100         117
Preferred stock dividend                           --         908         980      7,518       4,628       2,657       3,726
                                             --------    --------    --------   --------    --------    --------    --------
TOTAL FIXED CHARGES                          $  3,356    $  2,837    $  4,377   $  8,539    $  5,799    $  3,400    $  4,339
                                             ========    ========    ========   ========    ========    ========    ========

Ratio of Earnings to Fixed Charges(1)              --          --          --        2.5          --          --          --


(1) For the nine months ended September 30, 2003 and 2002, the years ended December 31, 2002 and 2000 and the seven months ended December 31, 2000 and 1999, earnings were insufficient to cover fixed charges by approximately $23.6 million, $52.4 million, $62.0 million, $66.8 million, $9.0 million and $22.3 million, respectively.